                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C. 20549


                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                            (Amendment No. ______)*



                           HUNTWAY REFINING COMPANY
      --------------------------------------------------------------------
                               (Name of Issuer)


                                  Common Stock
                                  ------------
                        (Title of Class of Securities)


                                  447309 10 5
                               --------------------
                                 (CUSIP Number)



                               December 31, 1999
                               -----------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

// Rule 13d-1(b)

// Rule 13d-1(c)

// Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------                                  ---------------------
 CUSIP NO.  447309 10 5              13G                    PAGE 2 OF 9 PAGES
------------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Reprise Holdings, Inc.   74-1986485

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
 ------------------------------------------------------------------------------
      SEC USE ONLY
 3
 ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4    Texas

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5         147,313 Shares.  See Item 4.
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6         - 0 -

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7         147,313 shares. See Item 4.
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8         - 0 -

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9              147,313 shares. See Item 4.

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10              N/A
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11              1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12              CO

------------------------------------------------------------------------------

------------------------                                  ---------------------
 CUSIP NO. 447309 10 5               13G                    PAGE 3 OF 9 PAGES
------------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      First Chicago Equity Corporation            36-2464372

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
 ------------------------------------------------------------------------------
      SEC USE ONLY
 3
 ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4    Illinois

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5         5,320,518 shares. See Item 4.
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6         - 0 -

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7         5,320,518 shares. See Item 4.
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8         - 0 -

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9              5,320,518 shares. See Item 4.

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10              N/A
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11              35.8% See Item 4.

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12              CO

------------------------------------------------------------------------------

-----------------------                                  ---------------------
 CUSIP NO. 447309 10 5              13G                    PAGE 4 OF 9 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      BANK ONE CORPORATION

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
 ------------------------------------------------------------------------------
      SEC USE ONLY
 3
 ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4    Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5      -0-
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6      - 0 -

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7      - 0 -
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8      - 0 -

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9 None except indirectly through one or more subsidiaries as reported herein. See Item 4.


------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11    -0-

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12    CO HC

------------------------------------------------------------------------------

-----------------------                                  ---------------------
 CUSIP NO. 447309 10 5              13G                    PAGE 5 OF 9 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      First Chicago Financial Corporation

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
 ------------------------------------------------------------------------------
      SEC USE ONLY
 3
 ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4    Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5         -0-
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6         - 0 -

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7         - 0 -
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8         - 0 -

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9 None except indirectly through one or more subsidiaries as reported herein. See Item 4.

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11     -0-

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12    CO

------------------------------------------------------------------------------

Item 1(a).      Name of Issuer:
                --------------

                Huntway Refining Company (the "Company")


Item 1(b).      Address of Issuer's Principal Executive Offices:
                -----------------------------------------------

                25129 The Old Orchard Road
                Newhall, California   91381


Item 2(a)-(c).  Name of Person Filing    Address           Place of Organization
                ---------------------    -------           ---------------------

                Reprise Holdings, Inc.   Three First National     Texas
                                           Plaza
                                         Suite 1330
                                         Chicago, IL 60670

                First Chicago Equity     One First National       Illinois
                Corporation ("FCEC")*      Plaza
                                         Chicago, IL 60670

                BANK ONE                 One First National       Delaware
                CORPORATION ("ONE")*       Plaza
                                         Chicago, IL 60670

                First Chicago Financial  One First National       Delaware
                Corporation ("FCFC")*      Plaza
                                         Chicago, Illinois 60670


------------------------
* BANK ONE CORPORATION ("ONE") is filing this statement on behalf of itself and its wholly-owned subsidiaries, First Chicago Equity Corporation and First Chicago Financial Corporation. The agreement of ONE, FCFC and FCEC to file joint disclosure statements on Schedule 13G is filed as Exhibit A hereto.


Item 2(d).  Title of Class of Securities:
            ----------------------------
            Common Stock (the "Common")


Item 2(e).  CUSIP Number
            ------------

            447309 10 5


Item 3.   Type of Person Filing:
          ---------------------

          Not applicable.


Item 4.   Ownership:
          ---------

          (a)-(c) See items 5 through 9 and item 11 on pages two through five hereof. Of the 5,320,518 shares of Common reported as beneficially owned by FCEC, only 5,173,205 shares (34.8%) are held directly by FCEC. Reprise Holdings, Inc. ("Reprise") serves as the general partner for two partnerships which in the aggregate beneficially own the remaining 147,313 shares. FCEC as the major stockholder of Reprise may be deemed to control Reprise. ONE may be deemed to beneficially own the shares of Common which are held directly or
          indirectly by FCEC solely through its ownership of FCEC.   FCFC may be
          deemed to beneficially own the shares of Common which are held directly or indirectly by FCEC solely through its ownership of FCEC.

Item 5.   Ownership of Five Percent or Less of a Class:
          --------------------------------------------

          Not applicable.


Item 6.   Ownership of More Than Five Percent on Behalf of Another Person:
          ----------------------------------------------------------------

          Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported On by the Parent Holding Company:
          --------------------------------------------------------

          Not applicable.


Item 8.   Identification and Classification of Member of the Group:
          --------------------------------------------------------

          Not applicable.


Item 9.   Notice of Dissolution of Group:
          ------------------------------

          Not applicable.


Item 10.  Certification:
          -------------

          Not applicable.

Signature:
---------


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 10, 1999


                              REPRISE HOLDINGS, INC.



                              By: /s/ Gary J. Little
                                 ---------------------------------------------
                                  Name:  Gary J. Little
                                        ---------------------------
                                  Title: Vice President
                                        ---------------------------



                              BANK ONE CORPORATION



                              By: /s/ M. Eileen Kennedy
                                 ---------------------------------------------
                                  M. Eileen Kennedy
                                  Treasurer



                              FIRST CHICAGO FINANCIAL CORPORATION


                              By: /s/ M. Eileen Kennedy
                                 ---------------------------------------------
                                  M. Eileen Kennedy
                                  Assistant Treasurer

                              FIRST CHICAGO EQUITY CORPORATION


                              By: /s/ M. Eileen Kennedy
                                 ---------------------------------------------
                                  M. Eileen Kennedy
                                  Treasurer

                                   EXHIBIT A

                                   AGREEMENT

     The undersigned hereby agree, pursuant to Section 240.13d-1(f)(1), that the statement on Schedule 13G (including all amendments thereto) to which this Agreement is attached is to be filed on behalf of each of the undersigned and that BANK ONE CORPORATION may file a Schedule 13G under the Securities Exchange Act of 1934, as amended, and all amendments to such Schedule, with respect to the Common Stock of Huntway Refining Company.



Dated:  February 10, 1999


                              BANK ONE CORPORATION


                              By: /s/ M. Eileen Kennedy
                                 ---------------------------------------------
                                    M. Eileen Kennedy
                                    Treasurer



                              FIRST CHICAGO FINANCIAL CORPORATION


                              By: /s/ M. Eileen Kennedy
                                 ---------------------------------------------
                                    M. Eileen Kennedy
                                    Assistant Treasurer



                              FIRST CHICAGO EQUITY CORPORATION


                              By: /s/ M. Eileen Kennedy
                                 ---------------------------------------------
                                    M. Eileen Kennedy
                                    Treasurer